FOR IMMEDIATE RELEASE

Neogen Announces Board Transition with Appointment of Avi Pelossof and the Retirement of William Boehm

LANSING, Mich., August 14, 2025 — Neogen® Corporation (NASDAQ: NEOG), an innovative leader in food safety solutions, announced today that William Boehm has chosen to retire from the Company’s Board of Directors, effective October 23, 2025. Mr. Boehm has served on Neogen’s Board since 2011 and currently serves on the Compensation & Talent Management Committee and chairs the Audit Committee.

“On behalf of the entire Board and leadership team, I want to express our deep gratitude to Bill for his many years of dedicated service to Neogen,” said James C. Borel, Chair of the Neogen Board of Directors. “Bill’s insight, guidance, and commitment to our mission have been invaluable in shaping Neogen’s path forward. His contributions have strengthened our strategic direction and helped position the company for continued growth and long-term success.”

The Company is excited to announce that Avi Pelossof will join Neogen’s Board of Directors effective October 24, 2025.

Mr. Pelossof has over 25 years of experience in the diagnostics market. He most recently served as Chief Executive Officer, President, and a member of the Board of Directors at Immucor Inc., where he led the company’s turnaround and its acquisition by Werfen in 2023. He previously served as Global President, Infectious Disease at Alere Inc., where he built the business into a $750 million global portfolio and launched the first FDA CLIA-waived point-of-care molecular test, now marketed by Abbott as ID NOW.

“We are pleased to welcome Avi to Neogen’s Board,” said Mr. Borel. “His track record of leading complex organizations through transformation, combined with his deep sector expertise, will bring valuable insight and perspective to our Board’s work.” “I’m thrilled to join Neogen’s Board. This is an exciting time for the company, and I look forward to working with my fellow directors and leadership team to help drive innovation, growth, and lasting value for shareholders,” said Mr. Pelossof.

For more information about Neogen’s Board of Directors, visit neogen.com.

About Neogen

Neogen Corporation is committed to fueling a brighter future for global food security through the advancement of human and animal well-being. Harnessing the power of science and technology, Neogen has developed comprehensive solutions spanning the Food Safety, Livestock, and Pet Health & Wellness markets. A world leader in these fields, Neogen has a presence in over 140 countries with a dedicated network of scientists and technical experts focused on delivering optimized products and technology for its customers.

Contact

PR@Neogen.com